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                                                                    EXHIBIT 99.1


                        BUSINESS REPRESENTATION CONTRACT


Philip G Trubey, Janet A McVeigh and John Stiska agree to the following:

1. John Stiska agrees to act as a board member on the NetPartners Internet Solutions, Inc. (NetPartners) board, on behalf of Janet McVeigh and Philip Trubey, and to protect Janet McVeigh and Philip Trubey's interests as they relate to NetPartners, subject to any limitations that a director of any company are subject to. John Stiska will act as a business advisor, not a lawyer for services performed as a result of this contact. Separate legal help may be used sparingly when agreed and will be provided by Latham & Watkins or another major firm as agreed, and fees & costs will be paid 80% by Janet McVeigh and Philip Trubey, and 20% by John Stiska.

2. From this day forward, if any full or partial liquidation event occurs with regard to Janet McVeigh or Philip Trubey's ownership in NetPartners, Janet McVeigh and Philip Trubey agree to pay John Stiska 4% of the liquidation event within 30 days of the event occurring, payment to be made in kind.

4. If John Stiska should be incapacitated in any way resulting in a permanently continuing failure to performance his duties under this agreement, a determination will be made on such a "failure to perform" by Janet McVeigh and Philip Trubey at their sole discretion. John Stiska's contribution will be determined first by mutual agreement with John Stiska (or his estate) if possible, and if not by mutual agreement then by mediation, and if the mediation conclusion is not accepted by both sides, then by binding arbitration before the San Diego American Arbitration Association.

5. This contract will automatically terminate when Janet McVeigh and Philip Trubey's ownership in NetPartners is completely liquid.

6. Any party can terminate this contract on an at-will basis. In such case, a determination will be made with regard to John Stiska's contribution, and resulting payment, if any, to terminate this contract. This will be determined first by mutual agreement between Janet McVeigh and Philip Trubey and John Stiska if possible, and if not by mutual agreement then by mediation, and if the mediation conclusion is not accepted by all sides, then by binding arbitration before the San Diego American Arbitration Association.

7. Any disputes arising between the parties as a result of this contract will be referred to mediation, and if the mediation conclusion is not accepted by all sides, then by binding arbitration before the San Diego American Arbitration Association.

Agreed to on March 29, 1999 by,

/s/ Phil Trubey
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Phil Trubey


/s/ Janet McVeigh
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Janet McVeigh


/s/ John Stiska
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John Stiska